Exhibit 99.1

November 5, 2018
USD Partners LP Announces Third Quarter 2018 Results and Recent Commercial Developments
Houston, TX – USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and nine months ended September 30, 2018. Financial highlights with respect to the third quarter of 2018 include the following:

•	Generated Net Cash Provided by Operating Activities of $12.6 million, Adjusted EBITDA of $14.5 million and Distributable Cash Flow of $11.6 million

•	Reported Net Income of $5.9 million

•	Increased quarterly cash distribution to $0.3575 per unit ($1.43 per unit on an annualized basis), representing an increase of 3.6% over the third quarter of 2017

•	Ended the quarter with $206.4 million of available liquidity and distribution coverage of approximately 1.2x

“We are pleased to announce another positive quarter at the Partnership and our fourteenth consecutive quarterly distribution increase, supported by strong distribution coverage of approximately 1.2x,” said Dan Borgen, the Partnership’s Chief Executive Officer. “We are also pleased to announce continued support in the form of another material contract extension at our Hardisty terminal. With $40 to $50 differentials between a Western Canadian Select and a West Texas Intermediate barrel of crude oil existing today, and forward curves indicating a continued imbalance between supply and takeaway capacity in Western Canada, we remain excited about our strategically located network of assets and we look forward to communicating more positive news in the future.”

“The Partnership also announced it has successfully renewed and extended its senior secured credit facility with a slight improvement in pricing,” said Adam Altsuler, the Partnership’s Chief Financial Officer. “The success of the refinancing was largely due to our strong and supportive bank group, our conservative liquidity and leverage position, and the positive market outlook for our strategically located assets.”
Recent Commercial Developments
Hardisty Terminal
Today, the Partnership announced that it has entered into a four-year extension with a Canadian-based, oil infrastructure focused company at its Hardisty terminal. The customer has significantly increased its position by more than doubling its contracted capacity at the terminal. The extension contains consistent take-or-pay terms with average minimum monthly payments and rates that exceed those of the original terminalling services agreement (“TSA”) with this customer.
On September 26, 2018, the Partnership announced that it had entered into a four year extension with Cenovus Energy Inc., significantly increasing its previous position from 7% to 25% of the Hardisty terminal’s capacity. The extension contains consistent take-or-pay terms with average minimum monthly payments and rates that exceed those of the original TSA with this customer.

To date, the Partnership has renewed and extended approximately 65% of the capacity at its Hardisty terminal through mid-2022, with approximately 42% extended through mid-2023. These contract renewals will generate meaningful increases in revenue for the Partnership and are estimated to replace approximately 80% of the Hardisty terminal’s current cash flows, on an annualized basis, over the next three years starting in July 2019.
Additionally, USD Group LLC (“USDG”) confirmed, pursuant to its development rights at the Hardisty terminal, that it is moving forward with the Hardisty South expansion (“Hardisty South”). The existing Hardisty terminal, which is owned by the Partnership, has designed capacity for two unit trains per day, or approximately 150,000 barrels per day. Hardisty South, which is owned by USDG, will add one unit train per day, or approximately 75,000 barrels per day, of takeaway capacity to the terminal by modifying the existing loading rack and building additional infrastructure and trackage. The project is expected to be in-service by January 1, 2019. To date, approximately 67% of Hardisty South’s capacity has been commercialized through take-or-pay agreements with minimum volume commitments, which are expected to generate an average of approximately $11.1 million of cash flow over the next four years for USDG.
Third Quarter 2018 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s results during the third quarter of 2018 relative to the same quarter in 2017 were primarily influenced by additional revenues and costs related to the commencement of operations at the Stroud terminal in October 2017 and the conclusion of a customer agreement at the Partnership’s Casper terminal in August 2017. In addition, as a result of a substantial increase in customer activity at its Hardisty terminal, the Partnership incurred incremental operating costs during the third quarter of 2018.
Net Cash Provided by Operating Activities decreased by 17% relative to the third quarter of 2017, primarily due to the conclusion of a customer agreement at the Partnership’s Casper terminal in August 2017 and the timing of receipts and payments on accounts receivable, accounts payable and deferred revenue balances.
Adjusted EBITDA increased by 9% and Distributable Cash Flow (“DCF”) decreased by 14% relative to the third quarter of 2017. The increase in Adjusted EBITDA was primarily a result of the commencement of operations at the Stroud terminal in October 2017. The decrease in DCF was due primarily to a cash refund of approximately $2.6 million that the Partnership received during the third quarter of 2017 in connection with Canadian income tax returns for 2016 that were filed in 2017, versus cash paid for taxes of approximately $0.2 million during the third quarter of 2018.
Net income for the quarter increased by 12% as compared to the third quarter of 2017, primarily as a result of the operating factors discussed above coupled with a non-cash gain associated with the five-year interest rate derivative instrument that the Partnership entered into in November 2017, partially offset by increased interest expense incurred associated with higher interest rates during the third quarter of 2018.
As of September 30, 2018, the Partnership had total available liquidity of $206.4 million, including $7.4 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $199.0 million on its $400.0 million senior secured credit facility, subject to continued compliance with financial covenants. The Partnership is in compliance with its financial covenants.
On November 2, 2018, the Partnership amended and restated its senior secured credit facility with a syndicate of lenders. The new senior secured credit facility is a four-year committed facility that matures in November 2022, with a borrowing capacity of $385 million, subject to the limits set forth therein. The new agreement includes a reduction of 25 basis points to the applicable margin the Partnership is charged on LIBOR-based borrowings to a range of 2.00% to 3.00% which is based on the Partnership’s net leverage ratio. The new agreement also provides the Partnership with the ability to request two one-year maturity date extensions, subject to the satisfaction of certain conditions, and allows the Partnership the option to increase the maximum amount of credit available up to a total facility size of $500 million, subject to receiving increased commitments from lenders and satisfaction of certain conditions.
On October 25, 2018, the Partnership declared a quarterly cash distribution of $0.3575 per unit ($1.43 per unit on an annualized basis), which represents growth of 0.7% over the prior quarter and 3.6% over the third quarter of 2017. The distribution is payable on November 14, 2018, to unitholders of record at the close of business on November 6, 2018.
Effective January 1, 2018, the Partnership adopted the requirements of Accounting Standards Update 2014-09, or ASC 606, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers.  The Partnership adopted ASC 606 by applying the full retrospective approach, resulting in the restatement of prior period financial statements to comply with the new standard.
Third Quarter 2018 Conference Call Information
The Partnership will host a conference call and webcast regarding third quarter 2018 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, November 6, 2018.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 1777877. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 1777877. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.
About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USDG”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies and refiners. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USDG, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USDG solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USDG is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com.
Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and

•	the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the amount of cash available for making distributions to the Partnership’s unitholders;

•	the excess cash flow being retained for use in enhancing the Partnership’s existing business; and

•	the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies.

Contact:
Adam Altsuler
Senior Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Associate Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the amount and timing of the Partnership’s third quarter 2018 cash distribution, as well as statements regarding production growth in Western Canada, demand for rail takeaway capacity in Western Canada and the Partnership’s ability to meet that demand, the Partnership’s ability to achieve long-term contracts and contract renewals and the ability of the Partnership’s Sponsor to commercialize and develop expansion capacity at the Hardisty terminal. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

USD Partners LP
Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2018 and 2017
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(in thousands)
Revenues
Terminalling services	$21,728	$19,805	$65,560	$65,463
Terminalling services — related party	5,715	4,737	15,414	9,091
Fleet leases	—	643	—	1,929
Fleet leases — related party	984	1,013	2,951	2,794
Fleet services	80	470	505	1,405
Fleet services — related party	227	218	682	776
Freight and other reimbursables	852	118	3,780	483
Freight and other reimbursables — related party	—	—	4	1
Total revenues	29,586	27,004	88,896	81,942
Operating costs
Subcontracted rail services	3,674	2,340	10,047	6,148
Pipeline fees	5,267	5,973	16,109	16,802
Fleet leases	984	1,656	2,961	4,723
Freight and other reimbursables	852	118	3,784	484
Operating and maintenance	1,360	749	3,553	2,050
Selling, general and administrative	2,463	2,221	7,912	6,898
Selling, general and administrative — related party	1,893	1,477	5,640	4,305
Depreciation and amortization	5,271	5,254	15,807	15,164
Total operating costs	21,764	19,788	65,813	56,574
Operating income	7,822	7,216	23,083	25,368
Interest expense	2,827	2,388	8,025	7,508
Loss (gain) associated with derivative instruments	(413)	667	(1,823)	1,279
Foreign currency transaction gain	(89)	(457)	(183)	(527)
Other expense (income), net	(1)	(52)	71	(65)
Income before income taxes	5,498	4,670	16,993	17,173
Benefit from income taxes	(430)	(605)	(2,247)	(1,806)
Net income	$5,928	$5,275	$19,240	$18,979

USD Partners LP
Consolidated Statements of Cash Flows
For the Three and Nine Months Ended September 30, 2018 and 2017
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(in thousands)

Cash flows from operating activities:
Net income	$5,928	$5,275	$19,240	$18,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,271	5,254	15,807	15,164
Loss (gain) associated with derivative instruments	(413)	667	(1,823)	1,279
Settlement of derivative contracts	—	(148)	(38)	242
Unit based compensation expense	1,438	946	4,333	2,962
Deferred income taxes	(731)	(647)	(3,269)	(293)
Other	216	216	719	664
Changes in operating assets and liabilities:
Accounts receivable	(845)	691	(3,459)	267
Accounts receivable — related party	3,830	(403)	2,450	(224)
Prepaid expenses, inventory and other assets	2,832	2,534	372	1,469
Other assets — related party	19	—	59	—
Accounts payable and accrued expenses	(593)	2,306	272	990
Accounts payable and accrued expenses — related party	(4,174)	(273)	(2,061)	(43)
Deferred revenue and other liabilities	(142)	(1,195)	(403)	(4,861)
Deferred revenue — related party	(8)	19	17	948
Net cash provided by operating activities	12,628	15,242	32,216	37,543
Cash flows from investing activities:
Additions of property and equipment	(241)	(935)	(443)	(26,708)
Proceeds from the sale of assets	—	—	236	—
Net cash used in investing activities	(241)	(935)	(207)	(26,708)
Cash flows from financing activities:
Distributions	(9,980)	(9,390)	(29,573)	(25,532)
Vested phantom units used for payment of participant taxes	(4)	—	(1,350)	(1,072)
Net proceeds from issuance of common units	—	—	—	33,700
Proceeds from long-term debt	2,000	4,000	20,000	44,000
Repayments of long-term debt	(6,000)	(9,000)	(21,000)	(66,342)
Net cash used in financing activities	(13,984)	(14,390)	(31,923)	(15,246)
Effect of exchange rates on cash	174	(5)	(679)	242
Net change in cash, cash equivalents and restricted cash	(1,423)	(88)	(593)	(4,169)
Cash, cash equivalents and restricted cash – beginning of period	14,618	13,057	13,788	17,138
Cash, cash equivalents and restricted cash – end of period	$13,195	$12,969	$13,195	$12,969

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2018	2017
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$7,361	$7,874
Restricted cash	5,834	5,914
Accounts receivable, net	7,601	4,171
Accounts receivable — related party	903	410
Prepaid expenses	1,848	2,545
Other current assets	172	43
Other current assets — related party	79	79
Total current assets	23,798	21,036
Property and equipment, net	142,117	146,573
Intangible assets, net	89,857	99,312
Goodwill	33,589	33,589
Other non-current assets	2,364	328
Other non-current assets — related party	114	174
Total assets	$291,839	$301,012

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$2,995	$2,670
Accounts payable and accrued expenses — related party	795	244
Deferred revenue	3,071	3,291
Deferred revenue — related party	1,968	1,986
Other current liabilities	2,491	2,339
Total current liabilities	11,320	10,530
Long-term debt, net	200,247	200,627
Deferred income tax liability, net	1,107	4,490
Other non-current liabilities	386	475
Total liabilities	213,060	216,122
Commitments and contingencies
Partners’ capital
Common units	112,782	136,645
Class A units	987	1,468
Subordinated units	(38,436)	(55,237)
General partner units	3,403	180
Accumulated other comprehensive income	43	1,834
Total partners’ capital	78,779	84,890
Total liabilities and partners’ capital	$291,839	$301,012

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three and Nine Months Ended September 30, 2018 and 2017
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(in thousands)

Net cash provided by operating activities	$12,628	$15,242	$32,216	$37,543
Add (deduct):
Amortization of deferred financing costs	(216)	(216)	(646)	(646)
Deferred income taxes	731	647	3,269	293
Changes in accounts receivable and other assets	(5,836)	(2,822)	578	(1,512)
Changes in accounts payable and accrued expenses	4,767	(2,033)	1,789	(947)
Changes in deferred revenue and other liabilities	150	1,176	386	3,913
Interest expense, net	2,827	2,384	8,025	7,500
Benefit from income taxes	(430)	(605)	(2,247)	(1,806)
Foreign currency transaction gain (1)	(89)	(457)	(183)	(527)
Other income	—	(4)	—	(25)
Non-cash contract asset (2)	(51)	—	(154)	—
Adjusted EBITDA	14,481	13,312	43,033	43,786
Add (deduct):
Cash received (paid) for income taxes (3)	(177)	2,664	(626)	1,250
Cash paid for interest	(2,678)	(2,165)	(7,499)	(7,102)
Maintenance capital expenditures	(18)	(274)	(98)	(472)
Distributable cash flow	$11,608	$13,537	$34,810	$37,462

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership's U.S. and Canadian subsidiaries.
(2)	Represents the change in non-cash contract assets associated with revenue recognized in advance at blended rates based on the escalation clauses in certain of the Partnership's agreements.
(3)
Includes a partial refund of $2.6 million (representing C$3.4 million) received in the three and nine months ended September 30, 2017, for the Partnership's 2016 foreign income taxes. Also includes a partial refund of $0.7 million (representing C$0.9 million) received in the nine months ended September 30, 2017, for the Partnership's 2015 foreign income taxes.